Exhibit 10(c)

AMERICAN ELECTRIC POWER SERVICE CORPORATION

CHANGE IN CONTROL AGREEMENT

As Revised Effective January 1, 2017

Whereas, American Electric Power Service Corporation, a New York corporation, including any of its subsidiary companies, divisions, organizations, or affiliated entities (collectively referred to as “AEPSC”) considers it essential to its best interests and the best interests of the shareholders of the American Electric Power Company, Inc., a New York corporation, (hereinafter referred to as “Corporation”) to foster the continued employment of key management personnel; and

Whereas, the uncertainty attendant to a Change In Control of the Corporation may result in the departure or distraction of management personnel to the detriment of AEPSC and the shareholders of the Corporation; and

Whereas, the Board of the Corporation has determined that steps should be taken to reinforce and encourage the continued attention and dedication of members of AEPSC’s management to their assigned duties in the event of a Change In Control of the Corporation; and

Whereas, AEPSC therefore previously established the American Electric Power Service Corporation Change In Control Agreement (the “Agreement”), the most recent version of which was set forth in a document dated effective January 1, 2015; and

Whereas, the Human Resources Committee of the Board of the Corporation has directed that an Executive’s mandatory retirement be explicitly excluded from the Qualifying Terminations covered by the Agreement;

Now, Therefore, AEPSC hereby amends the Agreement in its entirety.

ARTICLE I
DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a) “Anniversary Date” means January 1 of each Calendar Year.

(b) “Annual Compensation” means the sum of the Executive’s Annual Salary and the Executive’s Target Annual Incentive.

(c) “Annual Salary” means the Executive’s regular annual base salary immediately prior to the Executive’s Termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by AEPSC or deferred pursuant to a written plan or agreement with AEPSC, but excluding sign-on bonuses, allowances and compensation paid or payable under any of AEPSC’s long-term or short-term incentive plans or any similar payments, and any salary lump sum amount paid in lieu of or in addition to a base wage or salary increase.

(d) “Board” means the Board of Directors of American Electric Power Company, Inc.

(e) “Calendar Year” means the twelve (12) month period commencing each January 1 and ending each December 31.

(f) “Cause” shall mean

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with AEPSC (other than any such failure as reasonably and consistently determined by the Board to have resulted from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or an elected officer of AEPSC which specifically identifies the manner in which the Board or the elected officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful conduct or omission by the Executive, which the Board determines to be illegal or gross misconduct that is demonstrably injurious to AEPSC or the Corporation; or a breach of the Executive’s fiduciary duty to AEPSC or the Corporation, as determined by the Board.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of AEPSC or the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for AEPSC or the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of AEPSC or the Corporation

(g) “Change In Control” of the Corporation shall be deemed to have occurred if and as of such date that (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than AEPSC, any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation or a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than one third of the then outstanding voting stock of the Corporation; or (ii) the consummation of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the complete liquidation of the Corporation or the sale or disposition by the Corporation (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets.

(h) “CIC Multiple” means a factor of (i) two and ninety-nine one-hundredths (2.99) with respect to the Chief Executive Officer of American Electric Power Service Corporation and such other Executives who are nominated for such factor by the Chief Executive Officer of American Electric Power Service Corporation and approved by the Human Resources Committee of the Board of the Corporation; or (ii) two (2.00) with respect to all other Executives.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j) “Commencement Date” means January 1, 2012, which shall be the beginning date of the term of this Agreement.

(k) “Disability” means the Executive’s total and permanent disability as defined in AEPSC’s long-term disability plan covering the Executive immediately prior to the Change In Control.

(l) “Executive” means an employee of AEPSC or the Corporation who is designated by AEPSC and approved by the Human Resources Committee of the Board of the Corporation as an employee entitled to benefits, if any, under the terms of this Agreement.

(m) “Good Reason” means

(1) an adverse change in the Executive’s status, duties or responsibilities as an executive of AEPSC as in effect immediately prior to the Change In Control;

(2) failure of AEPSC to pay or provide the Executive in a timely fashion the salary or benefits to which the Executive is entitled under any employment agreement between AEPSC and the Executive in effect on the date of the Change In Control, or under any benefit plans or policies in which the Executive was participating at the time of the Change In Control;

(3) the reduction of the Executive’s base salary as in effect on the date of the Change In Control;

(4) the taking of any action by AEPSC (including the elimination of a plan without providing substitutes therefor, the reduction of the Executive’s awards thereunder or failure to continue the Executive’s participation therein) that would substantially diminish the aggregate projected value of the Executive’s awards or benefits under AEPSC’s benefit plans or policies in which the Executive was participating at the time of the Change In Control; provided, however, that the diminishment of such awards or benefits that apply to other groups of employees of AEPSC in addition to Executives covered by this or a similar agreement shall be disregarded;

(5) a failure by AEPSC or the Corporation to obtain from any successor the assent to this Agreement contemplated by Article IV hereof; or

(6) the relocation, without the Executive’s prior approval, of the office at which the Executive is to perform services on behalf of AEPSC to a location more than fifty (50) miles from its location immediately prior to the Change In Control.

Any circumstance described in this Article I(m) shall constitute Good Reason even if such circumstance would not constitute a breach by AEPSC of the terms of an employment agreement between AEPSC and the Executive in effect on the date of the Change In Control. However, such circumstance shall not constitute Good Reason unless (i) within ninety (90) days of the initial existence of such circumstance, the Executive shall have given AEPSC written notice of such circumstance, and (ii) AEPSC shall have failed to remedy such circumstance within thirty (30) days after its receipt of such notice. Such written notice to be provided by the Executive to AEPSC shall specify (A) the effective date for the Executive’s proposed Termination of employment (provided that such effective date may not precede the expiration of the period for AEPSC’s opportunity to remedy), (B) reasonable detail of the facts and circumstances claimed to provide the basis for Termination, and (C) the Executive’s belief that such facts and circumstance would constitute Good Reason for purposes of this Agreement. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

(n)    “Mandatory Retirement” means the Termination of the Executive’s employment, if all of the following conditions are satisfied: (i) the Executive is subject to mandatory retirement at age 65, and (ii) the Executive’s employment Terminates on the date the Executive attains age 65 or such later date specified by resolution of the Board (or such person or committee to whom the Board delegates the authority to make such determinations) adopted prior to the date the Executive attains age 65.

(o) “Qualifying Termination” shall mean following a Change In Control and during the term of this Agreement the Executive’s employment is Terminated for any reason excluding (i) the Executive’s death, (ii) the Executive’s Disability, (iii) the exhaustion of the Executive’s benefits under the terms of an applicable AEPSC sick pay plan or long-term disability plan (other than by reason of the amendment or termination of such a plan), (iv) the Executive’s Retirement or Mandatory Retirement, (v) by AEPSC for Cause or (vi) by the Executive without Good Reason. In addition, a Qualifying Termination shall be deemed to have occurred if, prior to a Change In Control, the Executive’s employment was Terminated during the term of this Agreement (A) by AEPSC without Cause, or (B) by the Executive based on events or circumstances that would constitute Good Reason if a Change in Control had occurred, in either case, (x) at the request of a person who has entered into an agreement with AEPSC or the Corporation, the consummation of which would constitute a Change In Control or (y) otherwise in connection with, as a result of or in anticipation of a Change In Control. For purposes of this Article I(o), (1) the mere act of approving a Change In Control agreement shall not in and of itself be deemed to constitute an event or circumstance in anticipation of a Change In Control, and (2) if an Executive’s level of services decreases to 50% or less of the average level of service performed during the previous 36-month period but does not completely end, such decrease shall not, of itself, be considered a Qualifying Termination, but may, under appropriate circumstance be taken into account in determining whether the Executive has Good Reason for Terminating employment, provided that if the Executive fails to establish that such decrease constitutes Good Reason for purposes of this Agreement, any subsequent termination of the Executive’s employment shall not be considered a Qualifying Termination.

(p) “Retirement” shall mean an Executive’s voluntary Termination of employment after attainment of age 55 with five or more years of service with AEPSC without Good Reason.

(q) “Target Annual Incentive” shall mean the award that the Executive would have received under the annual incentive compensation plan applicable to such Executive for the year in which the Executive’s Termination occurs, if one hundred percent (100%) of the annual target award has been earned. Executives not participating in an annual incentive compensation plan that has predefined target levels will be treated as though they were participants in an annual incentive plan with such targets and will be assigned the same annual target percent as their participating peers in a comparable salary grade.

(r) “Taxable Year” shall mean the taxable year of the Executive for federal income tax purposes, unless the context clearly indicates that the taxable year of a different taxpayer was intended.

(s) “Termination” means those circumstances considered to be a separation from service, determined in a manner consistent with the written policies adopted by the HR

Committee of the Corporation from time to time to the extent such policies are consistent with the requirements imposed under Code Section 409A(a)(2)(A)(i).

(t) “Triggering Event” shall mean the event that triggered the Qualifying Termination (i.e., the Termination of the Executive’s employment or, if the Qualifying Termination is specified in Article I(o)(A) or (B), the Change in Control).

ARTICLE II
TERM OF AGREEMENT

2.1    The initial term of this Agreement shall be for the period beginning on the Commencement Date and ending on the December 31 immediately following the Commencement Date. The term of this Agreement shall automatically be extended for an additional Calendar Year on the first Anniversary Date immediately following the initial term of this Agreement without further action by AEPSC, and shall be automatically extended for an additional Calendar Year on each succeeding Anniversary Date, unless AEPSC shall have served notice upon the Executive at least thirty (30) days prior to such Anniversary Date of AEPSC’s intention that this Agreement shall not be extended, provided, however, that if a Change In Control of the Corporation shall occur during the term of this Agreement, this Agreement shall terminate two years after the date the Change In Control is completed.

2.2    If an employee is designated as an Executive after the Commencement Date or after an Anniversary Date, the initial term of this Agreement shall be for the period beginning on the date the employee is designated as an Executive and ending on the December 31 immediately following.

2.3    Notwithstanding Section 2.1, the term of this Agreement shall end upon any Termination of the Executive’s employment that is other than a Qualifying Termination in connection with a Change In Control of the Corporation. For example, this Agreement shall terminate if the Executive’s position is eliminated and the Executive’s employment is Terminated, other than in connection with a Change In Control of the Corporation, (i) due to a downsizing, consolidation or restructuring of AEPSC or of any other subsidiary of the Corporation or (ii) due to the sale, disposition or divestiture of all or a portion of AEPSC or of any other subsidiary of the Corporation.

ARTICLE III
COMPENSATION UPON A QUALIFYING TERMINATION IN CONNECTION
WITH A CHANGE IN CONTROL

3.1    Except as otherwise provided in Section 3.3, upon a Qualifying Termination, the Executive shall be under no further obligation to perform services for AEPSC and shall be entitled to receive the following payments and benefits:

(a)
As soon as practicable following the Executive’s date of Termination, AEPSC shall make a lump sum cash payment to the Executive in an amount equal to the sum of (1) the Executive’s Annual Salary through the date of Termination to the extent not theretofore paid, (2) the product of (x) the current plan year’s Target Annual Incentive and (y) a fraction, the numerator of which is the number of days in such calendar year through the date of Termination, and the denominator of which is 365, except that annual incentive plans which do not have predetermined annual target awards for participants shall have their pro-rated incentive compensation award for the current plan year paid as soon as practicable, and (3) any accrued vacation pay that otherwise would be available upon the Executive’s Termination of employment with AEPSC, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Executive thereto; provided, however, in the case of a Qualifying Termination in the circumstances specified in Article I(o)(B), payment of the amount described in subsection (2) of this Section 3.1(a) shall not be made until immediately after the Change in Control event or circumstance; and

(b)
If the Executive timely satisfies the conditions set forth in Section 3.3, AEPSC shall make a lump sum cash payment to the Executive in an amount equal to the CIC Multiple times the Executive’s Annual Compensation. If the Qualifying Termination is specified in Article I(o) (A) or (B), no such lump sum payment shall be made unless and until the Change in Control related to the Qualifying Termination shall have occurred. If any of the periods specified for timely satisfaction of the conditions set forth in Section 3.3 shall end in a Taxable Year that is different from the Taxable Year of the Triggering Event, the lump sum payment specified in this paragraph (b) shall not be made until the Taxable Year in which such period ends, provided that such payment shall be made no later than the 15th day of the third month of that later Taxable Year.

3.2    The Executive shall be entitled to such outplacement services and other non-cash severance or separation benefits as may then be available under the terms of a plan or agreement to groups of employees of AEPSC in addition to Executives who are covered under the terms of this or a similar agreement. See also section 3.3(b). To the extent any benefits described in this Article III, Section 3.2 cannot be provided pursuant to the appropriate plan or program maintained by AEPSC, AEPSC shall provide such benefits outside such plan or program at no additional cost to the Executive.

3.3    Notwithstanding the foregoing,

(a)
The severance payments and benefits provided under Sections 3.1(a)(2), 3.1(b), and 3.2 hereof shall be conditioned upon the Executive executing a release within the period specified therein, but in no event later than sixty (60) days after the Triggering Event, in the form established by the

Corporation or by AEPSC, releasing the Corporation, AEPSC and their shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Corporation or AEPSC or the termination of such employment.

(b)
The severance payments and benefits provided under Sections 3.1(a)(2), 3.1(b), and 3.2 hereof shall be subject to, and conditioned upon, the timely waiver of any other cash severance payment or other benefits provided by AEPSC pursuant to any other severance agreement between AEPSC and the Executive. Such waiver shall not be considered timely unless received by AEPSC within sixty (60) days after the Triggering Event. No amount shall be payable under this Agreement to, or on behalf of the Executive, if the Executive elects benefits under any other cash severance plan or program, or any other special pay arrangement with respect to the termination of the Executive’s employment.

(c)
(1)    The Executive agrees that at all times following Termination, the Executive will not, without the prior written consent of AEPSC or the Corporation, disclose to any person, firm or corporation any “confidential information,” of AEPSC or the Corporation which is now known to the Executive or which hereafter may become known to the Executive as a result of the Executive’s employment or association with AEPSC or the Corporation, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not prohibit or impede the Executive from reporting an act or event, that the Executive in good faith believes is a violation of law, to a relevant law-enforcement agency (such as a federal, state or local law enforcement agency or official), or to a federal, state or local government agency, such as the Securities and Exchange Commission, the Internal Revenue Service, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or the Department of Labor, or from cooperating in an investigation conducted by or communicating with such a government agency, or otherwise making disclosures to such an agency, in each case, that are protected under federal, state or local whistleblower laws (Permissible Disclosures”). It is recognized that damages in the event of breach of this Section 3.3(c) by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that AEPSC and the Corporation, in addition to and without limiting any other remedy or right that AEPSC or the Corporation may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses the Executive may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude AEPSC or the Corporation from pursuing any other rights or remedies at law or in equity which AEPSC or the Corporation may have.

(2)    Pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”): (a) no individual will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who is pursuing a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose trade secret information to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document that contains or reflects the trade secret under seal; and (ii) does not disclose any trade secret except as permitted by court order.

(3)    The Executive does not need the prior authorization of (or to give notice to) AEPSC or the Corporation regarding any such Permissible Disclosures or disclosures protected by the DTSA. Notwithstanding the foregoing, no provision in this Agreement shall be construed or interpreted as authorization from AEPSC or the Corporation for the Executive to disclose any information covered by the attorney-client or attorney work product privileges of AEPSC or the Corporation or a waiver or any such privilege.

(4)    “Confidential information” shall mean any confidential, propriety and or trade secret information, including, but not limited to, concepts, ideas, information and materials relating to AEPSC or the Corporation, client records, client lists, economic and financial analysis, financial data, customer contracts, marketing plans, notes, memoranda, lists, books, correspondence, manuals, reports or research, whether developed by AEPSC or the Corporation or developed by the Executive acting alone or jointly with AEPSC or the Corporation while the Executive was employed by AEPSC. Confidential information does not include information which becomes publicly disseminated by means other than a breach of this Section 3.3(c).

3.4    The obligations of AEPSC to pay the benefits described in Sections 3.1, and 3.2 shall, subject to Section 3.3, be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which AEPSC may have against the Executive; provided, however, AEPSC shall comply with and enforce obligations of AEPSC or the Executive under law determined by AEPSC to be applicable, including any withholding in order to comply with a court order. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

3.5    Executive alone shall be liable for the payment of any and all tax cost, incremental or otherwise, incurred by the Executive in connection with the provision of any benefits described in this Agreement. No provision of this Agreement shall be interpreted to provide for the gross-up or other mitigation of any amount payable or benefit provided to the Executive under the terms of this Agreement as a result of such taxes.

3.6    Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” (as determined with respect AEPSC for purposes of Code Section 409A), the Executive shall not be entitled to any payments of amounts determined to be nonqualified deferred compensation within the meaning of Code Section 409A upon separation of service prior to the earliest of (1) the date that is six months after the date of separation from service for any reason other than death, (2) the date of the Executive’s death, or (3) such earlier time that would not cause the Executive to incur any excise tax under Code Section 409A.

ARTICLE IV
SUCCESSOR TO CORPORATION

4.1    This Agreement shall bind any successor of AEPSC or the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that AEPSC or the Corporation would be obligated under this Agreement if no succession had taken place.

4.2    In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, AEPSC and the Corporation shall require such successor expressly and unconditionally to assume and agree to perform AEPSC’s and the Corporation’s obligations under this Agreement, in the same manner and to the same extent that AEPSC and the Corporation would be required to perform if no such succession had taken place. The term “Corporation,” as used in this Agreement, shall mean the Corporation as hereinbefore defined and any successor or assignee to its business or assets which by reason hereof becomes bound by this Agreement.

ARTICLE V
MISCELLANEOUS

5.1    Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed, by certified or registered mail, return receipt requested, postage prepaid addressed to AEPSC at its principal office and to the Executive at the Executive’s residence or at such other addresses as AEPSC or the Executive shall designate in writing.

5.2    Except to the extent otherwise provided in Article II (Term of Agreement), no provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by either AEPSC or the Executive against whom enforcement of such modification, waiver or discharge is sought. No waiver by either AEPSC or the Executive of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.

5.3    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

5.4    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.5    This Agreement does not constitute a contract of employment or impose on the Executive, AEPSC or the Corporation any obligation to retain the Executive as an employee, to change the status of the Executive’s employment, or to change AEPSC’s policies regarding the termination of employment.

5.6    If the Executive institutes any legal action in seeking to obtain or enforce or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Agreement, AEPSC will pay for all actual and reasonable legal fees and expenses incurred (as incurred) by the Executive, regardless of the outcome of such action; provided, however, that if such action instituted by the Executive is found by a court of competent jurisdiction to be frivolous, the Executive shall not be entitled to legal fees and expenses and shall be liable to AEPSC for amounts already paid for this purpose.

5.7    If the Executive makes a written request alleging a right to receive benefits under this Agreement or alleging a right to receive an adjustment in benefits being paid under the Agreement, AEPSC shall treat it as a claim for benefit. All claims for benefit under the Agreement shall be sent to the Human Resources Department of AEPSC and must be received within 30 days after the Executive’s Termination of employment (or, if the Qualifying Termination is specified in Article I(o)(A) or (B), within 30 days after the Change in Control). If AEPSC determines that the Executive who has claimed a right to receive benefits, or different benefits, under the Agreement is not entitled to receive all or any part of the benefits claimed, it will inform the Executive in writing of its determination and the reasons therefor in terms calculated to be understood by the Executive. The notice will be sent within 90 days of the claim unless AEPSC determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Agreement provisions on which the denial is based, and describe any additional material or information, if any, necessary for the Executive to perfect the claim and the reason any such additional material or information is necessary. Such notice shall, in addition, inform the Executive what procedure the Executive should follow to take advantage of the review procedures set forth below in the event the Executive desires to contest the denial of the claim. The Executive may within 90 days thereafter submit in writing to AEPSC a notice that the Executive contests the denial of the claim by AEPSC and desires a further review. AEPSC shall within 60 days thereafter review the claim and authorize the Executive to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of AEPSC. AEPSC will render its final decision with specific reasons therefor in writing and will transmit it to the Executive within 60 days of the written request for review, unless AEPSC determines additional time, not exceeding 60 days, is needed, and so notifies the Executive. If AEPSC fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, AEPSC shall be deemed to have denied the claim.

5.8    AEPSC intends that the design and administration of this Agreement are intended to comply with the requirements of Code Section 409A to the extent such section is effective and applicable to amounts that may become available hereunder. However, no Executive, beneficiary or any other person shall have any recourse against AEPSC, the Corporation, or any of their affiliates, employees, agents, successors, assigns or other representatives if this condition is determined not to be satisfied.

AEPSC has caused this Change In Control Agreement to be signed on behalf of all participating employers as of the 24th day of October, 2016.

American Electric Power Service Corporation

By	/s/ Nicholas K. Akins
Nicholas K. Akins
President & CEO